Exhibit 99.1

February 14, 2022

Western Uranium & Vanadium Corp. Provides Company Updates

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE:WUC) (OTCQX:WSTRF) (“Western” or “Company”) is providing the following Company updates:

Sunday Mine Complex – GMG Ore Body: Production Update

The first phase of the ongoing Sunday Mine Complex project was to define and develop the GMG Ore Body (“GMG”); however after 30 feet of waste rock removal high-grade uranium ore has been intersected continuously. Thus the team began mining the ore in front of them, from the main drift (tunnel), without targeting the highest grade ore zones. Because of the project’s success, the mining contractor began probing and logging the 10-ton load hauls. On 25 individual days from December to early February, the mining contractor probed and logged each of the 200 load hauls five times; the 2,000 tons of new production was moved into four separate underground stockpiles. The mining contractor has reported a uranium grade of 1% (0.9962) and a vanadium grade, by the 1:6 historic ratio, of about 6%. This translates into uranium/vanadium stockpile quantities of 39,800 lbs of uranium and 239,000 lbs of vanadium. At current market prices, the post-processing recovery value is over $3.5 million. (1)(2) Ore production is continuing and an additional mining operations update is expected in about 2 weeks. Work at the GMG Ore Body has been highlighted in a slide show added to Western’s website (www.western-uranium.com).

2021 Incentive Stock Option Grant

Western announces that it has granted an aggregate of 900,000 options (“Options”) to purchase common shares to a number of officers, directors, and employees of Western under the Company’s Incentive Stock Option Plan. The Options were granted on February 9, 2022 after market close, and the exercise price set at CAD$1.76 based upon the closing prices on both the day of the grant and the prior trading day. Each option is exercisable to acquire one common share for a five-year term starting with the vesting date. The Options vest equally in three installments beginning on the date of grant and thereafter on April 1, 2022, and July 1, 2022.

(1)	The Sunday Mine Complex is without known reserves, as defined in United States SEC Regulation S-K Subpart 1300, and Western has started extraction without determining mineral reserves in a current Technical Report that would meet the requirements of Subpart 1300.

(2)	The last actual conventional milling recoveries of Sunday Mine Complex uranium/vanadium ore were 95% uranium and 80% vanadium and the current market prices utilized were uranium U3O8: $43.20 per lbs and vanadium V2O5: $10.30 per lbs.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates, assumptions and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com